SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 27, 2006

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

The registrant, Sky Financial Group, Inc., has called for redemption and will redeem on December 31, 2006 (the “Redemption Date”), all of its 9.00% Subordinated Debentures due 2031 (the Debentures”). The redemption price will be 100% of the principal amount redeemed plus any accrued and unpaid interest as of the Redemption Date. The registrant expects to pay $742,268.25 for the standard interest payment due December 31, 2006, plus a payment of $32,989,700 for the principal amount to be redeemed on that date. These amounts will be funded from the registrant’s general corporate reserves. Interest on the Debentures will cease to accrue on the Redemption Date.

The Debentures were issued to Second Bancorp Capital Trust I on September 28, 2001, by Second Bancorp Incorporated, which merged with and into Sky Financial Group, Inc. on July 1, 2004. The redemption of the Debentures has triggered the mandatory redemption of the 9.00% Common Securities and the 9.00% Preferred Securities issued by Second Bancorp Capital Trust I. The Common Securities are owned by Sky Financial Group, Inc., and the Preferred Securities are traded on the NASDAQ Global Select Market under the symbol SECDP.

On November 27, 2006, Wilmington Trust Company, as Property Trustee for Second Bancorp Capital Trust I, gave Notice of Redemption to the respective holders that the Common Securities and Preferred Securities (collectively, the “Securities”) will be redeemed in full on the Redemption Date (December 31, 2006) at the stated liquidation amount, which is $10.00 per Security, plus accrued and unpaid Distributions thereon to the Redemption Date (together, the “Redemption Price”). The Redemption Price will become due and payable upon each of the Securities to be redeemed and distributions will cease to accrue on the Redemption Date. Assuming the registrant makes the interest and principal payments sequentially via separate wire transfers, the record date for all accrued interest payable through the Redemption Date will be December 15, 2006, and the record date for the principal amount to be redeemed will be December 16, 2006 under the applicable terms of the Trust Agreement. In order to receive payment of the Redemption Price, the Securities Certificates must be presented and surrendered to the Property Trustee in accordance with the instructions set forth in the Notice of Redemption provided to the holders of the Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date: November 28, 2006	BY:	/s/ C. J. Keller Smith
C. J. Keller Smith
VP/Associate Counsel